Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S   R E L E A S E
Denbury Resources Inc. Announces Pricing of $400 million
Senior Subordinated Notes Offering
     DALLAS — February 4, 2010 — Denbury Resources Inc. (NYSE:DNR) (“Denbury” or the “Company”) announced today that it has priced its offering of $400 million principal amount of Senior Subordinated Notes due August 15, 2021. The notes will carry a coupon rate of 6?% and are being sold at 100% of par. The Company expects to close the sale of the notes on February 17, 2011.
     The net proceeds from the offering will be used to partially fund tender offers, which have commenced, for the Company’s $225 million principal amount of 7 1/2% Senior Subordinated Notes due 2013 and the Company’s $300 million principal amount of 7 1/2% Senior Subordinated Notes due 2015.
     Merrill Lynch Pierce Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Inc., Credit Suisse Securities (USA) LLC, UBS Securities LLC, RBC Capital Markets, LLC, Wells Fargo Securities LLC acted as joint book-running managers and BNP Paribas Securities Corp, Scotia Capital (USA) Inc., Credit Agricole Securities ( USA) Inc., Lloyds TSB Bank plc, BBVA Securities Inc., Capital One Southcoast, Inc., CIBC World Markets Corp., Comerica Securities, Inc., ING Financial Markets LLC, KeyBanc Capital Markets Inc, Mitsubishi UFJ Securities (USA), Inc., SMBC Nikko Capital Markets Limited, SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc. acted as co-managers. A copy of the final prospectus for the offering may be obtained on the SEC website at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus if you request it by contacting BofA Merrill Lynch at 4 World Financial Center at, New York, New York 10080, attention Syndicate Operations Desk, or by calling 800-294-1322 or emailing: dg.prospectus_requests@baml.com.
     Denbury Resources Inc. is a growing independent oil and natural gas company. The Company is the largest oil and natural gas producer in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
For further information contact:
Phil Rykhoek, CEO, 972-673-2000
Mark Allen, Sr. VP and CFO, 972-673-2000